Exhibit 99.1

Barnes Group Inc.

Corporate Office

Bristol, CT 06010

Tel: (860) 583-7070

Brian D. Koppy
Investor Relations
(860) 973-2126

Stephen J. McKelvey
Corporate Communications
(860) 973-2132

BARNES GROUP INC. TO ACQUIRE

HEINZ HÄNGGI AG, STANZTECHNIK

Bristol, Connecticut, March 15, 2006—Barnes Group Inc. (NYSE: B) today announced that it has signed a definitive agreement to acquire Heinz Hänggi AG, Stanztechnik of Bettlach, Switzerland, a developer and manufacturer of high-precision punched and fine-blanked components, for a combination of cash and Barnes Group Inc. common stock. The acquisition is expected to close in the second quarter of this year and will add approximately $30 million in annual sales to Barnes Group’s Associated Spring unit. The acquisition is expected to have minimal impact on earnings per share in 2006 and to be accretive to earnings per share beginning in 2007.

“Heinz Hänggi AG is a terrific strategic fit with our Associated Spring operation and is consistent with our focus on acquiring specialty, higher margin businesses which offer superior manufacturing capabilities to customers,” said Edmund M. Carpenter, President and Chief Executive Officer, Barnes Group Inc. “Heinz Hänggi AG’s demonstrated commitment to innovation, outstanding manufacturing technology and skilled employees will be a valuable asset to Associated Spring and Barnes Group. Mr. Eugen Hänggi has built a wonderful business and we are pleased that the experienced employees of Heinz Hänggi AG will be joining Barnes Group.”

“Heinz Hänggi AG’s competitive advantage in the market for highly precise, intricate, and complex punched components and its philosophy of providing world-class product quality and service complement Associated Spring’s growing product scope and geographic presence, and will leverage Associated Spring’s global sales and distribution channels,” said Gregory F. Milzcik, Executive Vice President and Chief Operating Officer, Barnes Group Inc. and President, Associated Spring.

Heinz Hänggi AG offers innovative and custom-design solutions in the area of micro-punching, progressive die tooling and fine-blanking from prototypes to complete assemblies. Superior production technology provides value to the company’s customers by eliminating costly secondary operations. Its range of manufacturing solutions allows the company to serve diversified industries, including high-precision components for transportation suppliers, the power tools sector, the watch industry, consumer electronics, telecommunications, medical devices, and textile machinery sectors. A majority of the company’s sales are in Europe, and it is a significant global producer of orifice plates, used in fuel injectors.

Barnes Group Inc. / 2

Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2005 sales of $1.1 billion: Barnes Distribution, an international, full-service distributor of maintenance, repair, operating, and production supplies; Associated Spring, one of the world’s largest manufacturers of precision mechanical and nitrogen gas products and a global supplier of retaining rings, reed valves, shock discs, and injection-molded plastic components and assemblies; and Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components of aircraft engines, airframes, and land-based industrial gas turbines. Over 6,000 dedicated employees at more than 60 locations worldwide contribute to Barnes Group Inc.’s success. The Company has paid cash dividends to stockholders on a continuous basis since 1934.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. We assume no obligation to update our forward-looking statements.

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